Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Greenbacker Renewable Energy Company LLC:

We consent to the use of our report dated April 28, 2014, with respect to the consolidated statements of assets and liabilities of Greenbacker Renewable Energy Company LLC as of December 31, 2013 and 2012, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

New York, New York

April 28, 2014